EXHIBIT 99.1


                          INTERSTATE/JOHNSON LANE, INC.
                            RESTATED STOCK AWARD PLAN
                                OCTOBER 21, 1997


                                    ARTICLE I
                      PURPOSE; EFFECTIVE DATE; DEFINITIONS

        1.1 Purpose. The Interstate/Johnson Lane, Inc. Restated Stock Award Plan ("Restated Plan"), is intended to secure for Interstate/Johnson Lane, Inc. and its shareholders the benefits of the incentive inherent in common stock ownership by the employees and outside directors of the Company who are largely responsible for the Company's future growth and continued financial success and to afford such persons the opportunity to obtain or increase a proprietary interest in the Company on a favorable basis and, thereby, to have an opportunity to share in its success.

        1.2 Effective Date. Subject to the approval of the Board and of the Company's shareholders if required pursuant to Section 7.9 below, this Restated Plan shall be effective as of October 21, 1996. The original effective date of this Restated Plan was October 19, 1987; it was first amended on October 1, 1991; and it was subsequently restated as of October 27, 1992, again restated as of October 25, 1994, and again as of October 21, 1997.

        1.3 Definitions. Throughout this Restated Plan, the following terms shall have the meanings respectively indicated:

               (a) "Act" shall mean the Securities Exchange Act of 1934, as amended;

               (b) "Benefits" shall mean any one or more of the following three awards that may be offered by the Committee to Employees under this Restated
Plan:

                      (i)    Options,
                      (ii)   Stock Appreciation Rights,
                      (iii)  Restricted Stock, or
                      (iv)   Unrestricted Stock;

               (c) "Board" shall mean the Board of Directors of Interstate/Johnson Lane, Inc.;

               (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor revenue laws of the United States;

               (e) "Committee" shall mean any committee of directors of the Company designated by the Board to administer this Restated Plan;

               (f) "Common Stock" shall mean the common stock of Interstate/Johnson Lane, Inc. par value $.20 per share;

               (g) "Company" shall mean Interstate/Johnson Lane, Inc. and any of its Subsidiaries;

               (h) "Employee" shall mean any person engaged or proposed to be engaged as an officer or employee of the Company;

               (i) "Option" shall mean an option to purchase shares of Common Stock granted by the Committee to an Employee pursuant to this Restated Plan;

               (j) "Option Agreement" shall mean an agreement between the Company and an Employee whereby an Option is granted;

               (k) "Option Shares" shall mean the shares of Common Stock purchased upon the exercise of an Option;

               (l) "Restated Plan" shall mean this Interstate/Johnson Lane, Inc. Restated Stock Award Plan, and any amendments hereto;

               (m) "Restricted Stock" shall mean Common Stock (i) granted to Employees under Section 6.1 of this Restated Plan, subject to such restrictions as the Committee may determine, and (ii) issued to Outside Directors under
Section 6.2 of this Restated Plan in each case as evidenced in a Restricted Stock Agreement;

               (n) "Restricted Stock Agreement" shall mean an agreement between the Company and an Employee or Outside Director pursuant to which Restricted Stock is issued to the Employee or Outside Director pursuant to this Restated Plan;

               (o) "Restriction Period" shall mean the time period during which the Restricted Stock is subject to the restrictions set forth in the Restricted Stock Agreement;

               (p) "SAR Agreement" shall mean an agreement between the Company and an Employee pursuant to which a Stock Appreciation Right is issued to the Employee pursuant to this Restated Plan;

               (q) "Stock Appreciation Rights" shall mean the right to receive cash or Common Stock, granted pursuant to Article V of this Restated Plan and a SAR Agreement;

               (r) "Subsidiary" shall mean a subsidiary corporation of Interstate/Johnson Lane, Inc., as defined in Sections 424(f) and 424(g) of the Code;

               (s) "Unrestricted Stock" shall mean Common Stock granted under
Article VI of this Plan that is not Restricted Stock; and

               (t) "Unrestricted Stock Agreement" shall mean an agreement between the Company and an Employee pursuant to which Unrestricted Stock is issued to the Employee pursuant to this Plan.

                                   ARTICLE II
                                 ADMINISTRATION

        2.1 Committee Administration. This Restated Plan, with respect to grants and awards to Employees hereunder, shall be administered by the Committee, which shall be appointed by the Board from time to time.

        2.2 Committee Composition and Powers. The Committee shall consist of not less than two persons who shall be members of the Board and shall be subject to such terms and conditions as the Board shall prescribe. Each Committee member shall be a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Act. Once designated, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, and remove all members of the Committee.

        A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. In addition, any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. Subject to the provisions of this Restated Plan, to the provisions of the Company's by-laws, and to any terms and conditions prescribed by the Board, the Committee may make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee shall hold meetings at such times and places as it may determine.

        The interpretation and construction by the Committee of any provisions of this Restated Plan, with respect to grants and awards to Employees hereunder, or of any Benefit granted under it shall be final unless otherwise determined by the Board.

        2.3 Limitation on Receipt of Benefits by Committee Members. No person while a member of the Committee shall be eligible to receive Benefits under this Restated Plan, provided, however, that (i) to the extent applicable, a Committee member may receive shares of Restricted Stock in lieu of cash compensation pursuant to the formula provisions of Section 6.2 hereof; and (ii) a member of the Committee may exercise Options (but not Stock Appreciation Rights) granted prior to his becoming a member of the Committee.

        2.4 Good Faith Determinations. No member of the Board, the board of directors of any subsidiary or the Committee shall be liable for any action or determination made in good faith with respect to this Restated Plan or any Benefit granted under it.

                                   ARTICLE III
         ELIGIBILITY; TYPES OF BENEFITS; SHARES SUBJECT TO RESTATED PLAN

        3.1 Eligibility. The Committee shall from time to time determine and designate the Employees of the Company to receive Benefits under this Restated Plan and the number of Options, Stock Appreciation Rights and shares of Restricted Stock to be awarded to each such Employee, or the formula or other basis on which such Benefits shall be awarded to Employees. In making any such award, the Committee may take into account the nature of services rendered by an Employee, commissions or other compensation earned by the Employee, the capacity of the Employee to contribute to the success of the Company, and other factors that the Committee may consider relevant.

        3.2 Types of Benefits. Benefits under this Restated Plan may be granted in any one or any combination of (a) Options; (b) Stock Appreciation Rights; (c) Restricted Stock; and (d) Unrestricted Stock, as described in this Restated Plan.

        The Committee may: (a) give Employees a choice between two Benefits or combinations of Benefits; (b) award Benefits in the alternative so that acceptance of or exercise of one Benefit cancels the right of an Employee to another; and (c) award Benefits in any combination or combinations and subject to any condition or conditions consistent with the terms of this Restated Plan that the Committee in its sole discretion may determine.

        3.3 Shares Subject to this Restated Plan. Subject to the provisions of
Section 4.1(e) (relating to adjustment for changes in Common Stock), the maximum number of shares that may be issued under this Restated Plan shall not exceed in the aggregate 2,800,000 shares of Common Stock. Such shares may be authorized and unissued shares, or authorized and issued shares that have been reacquired by the Company as treasury stock. If any Options granted under this Restated Plan shall for any reason terminate or expire or be surrendered without having been exercised in full, the shares not purchased under such Options shall be available again for grant under this Restated Plan. Upon the forfeiture (in whole or in part) of Restricted Stock, the shares of Common Stock forfeited shall be available again for grant under this Restated Plan.

                                   ARTICLE IV
                           NONSTATUTORY STOCK OPTIONS

        4.1 Grant; Terms and Conditions. The Committee from time to time may grant nonstatutory stock options under this Restated Plan to the Employees, which grant shall be evidenced by Option Agreements, which Option Agreements shall be in such form and contain such provisions as the Committee shall from time to time approve consistent with this Restated Plan. The Option Agreements need not be identical, but each Option Agreement by appropriate language shall include the substance of all of the following terms and conditions:

               (a) Number of Shares. Each Option Agreement shall state the number of shares to which it pertains.

               (b) Option Price. Each Option Agreement shall state the Option exercise price, which shall be determined by the Committee in its sole discretion.

               (c) Medium and Time of Payment. The Option shall be exercised by the optionee by delivering to the Secretary of the Company, on any business day during the term of the Option (the "Exercise Date"), (i) a written notice specifying the number of Option Shares the optionee then desires to purchase (the "Notice"), and (ii) payment in full in an aggregate amount in United States dollars equal to the Option exercise price for the number of Option Shares specified in the Notice (the "Total Option Price"). The payment of the Total Option Price may be made (1) in cash or by check made payable to the order of the Company, (2) with shares of Common Stock owned by the optionee, (3) by permitting the Company to retain Option Shares otherwise issuable pursuant to the Option, or (4) by any combination of the foregoing. In the case of clause
(2) or (3), the Common Stock or the Option Shares, as the case may be, shall be valued at fair market value on the Exercise Date. In addition, in the case of clause (3), the Corporation may retain that number of Option Shares otherwise issuable pursuant to the Option having a fair market value equal to the amount of any federal, state or local income, employment or other withholding taxes applicable to the income recognized by such optionee and attributable to the exercise of the Option (the "Withholding Taxes"). In all cases, the Notice shall state that the optionee acknowledges that payment of the Total Option Price and any Withholding Taxes is his or her absolute and personal liability enforceable by the Corporation against him or her or his or her estate.

               (d) Term and Exercise of Options. The term of each Option shall be determined by the Committee. The Committee in its sole discretion may impose a minimum on the number of shares which must be purchased at any one time, which minimum (if any) shall be stated in the Option Agreement. During the lifetime of the optionee, the Option shall be exercisable only by him and shall not be assignable or transferable by him and no person shall acquire any rights therein. An Option may be transferred (unless the Committee otherwise prescribes) by will or the laws of descent or distribution.

               (e) Recapitalization; Reorganization. Subject to any required action by the shareholders of the Company, the maximum number of shares of Common Stock that may be issued under this Restated Plan pursuant to Section 3.3 above, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock to which each Stock Appreciation Right relates, and the per share exercise price under each outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

               Subject to any required action by the shareholders, if the Company is the surviving corporation in any merger, each outstanding Option shall pertain to and apply to the securities or other consideration that a holder of the number of shares of Common Stock subject to the Option would have been entitled to receive in the merger. A dissolution, liquidation or consolidation of the Company or a merger in which the Company is not the surviving corporation, other than a merger effected for the purpose of changing the Company's domicile, shall cause each outstanding Option to terminate, provided that each optionee shall, in such event, have the right immediately prior to such dissolution, liquidation, merger or consolidation, to exercise his Option in whole or in part without regard to any installment provision contained in his Option Agreement but subject, however, to the restriction that if a Stock Appreciation Right has been granted in connection with an option neither the Option nor the Stock Appreciation Right shall be exercisable within six (6) months after their grant except in the event of death or disability of the optionee. In the case of a merger effected for the purpose of changing the Company's domicile, each outstanding Option shall continue in effect in accordance with its terms and shall apply to the same number of shares of common stock of such surviving corporation as the number of shares of Common Stock to which it applied immediately prior to such merger, adjusted for any increase or decrease in the number of outstanding shares of common stock of the surviving corporation effected without receipt of consideration.

               In the event of a change in the Common Stock as presently constituted, which change is limited to a change of all of the authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of this Restated Plan.

               The foregoing adjustments shall be made by the Committee, whose determination shall be final, binding and conclusive.

               Except as expressly provided in this subsection, the optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of any class, (ii) any stock dividend, (iii) any other increase or decrease in the number of shares of stock of any class, (iv) any dissolution, liquidation, merger, or consolidation or spin-off, split-off or split-up of assets of the Company or stock of another corporation, or (v) any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class. Moreover, except as expressly provided in this subsection, the occurrence of one or more of the above-listed events shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the option (or the number of shares with respect to a related Stock Appreciation Right).

               The grant of an Option pursuant to this Restated Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

               (f) Rights as a Shareholder. Subject to Section 7.10 of this Restated Plan, an optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares covered by his Option until the date of the issuance of a stock certificate to him for those shares upon payment of the exercise price. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in subsection 4.1(e).

               (g) Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of this Restated Plan, the Committee may modify, extend or renew outstanding Options granted under this Restated Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). No modification of an Option shall, without the consent of the optionee, alter or impair any rights or obligations under any Option theretofore granted under this Restated Plan.

               (h) Exercisability and Term of Options. Options granted pursuant to this Restated Plan are not intended to constitute "incentive stock options" under Section 422 of the Code. Every Option Agreement shall provide that unless an Option has earlier terminated, Options granted pursuant to this Restated Plan shall be exercisable at any time on or after the date of exercise set forth in the Option Agreement and before the date that is ten (10) years and one (1) month after the date of grant; provided, however, unless the Committee in its sole discretion waives the requirement, an Option shall terminate and may not be exercised if the Employee to whom it is granted ceases to be employed by the Company except that the Option Agreement may, at the discretion of the Committee, provide: (1) that if such Employee's employment terminates for any reason other than conduct that in the judgment of the Committee involves dishonesty or action by the Employee that is detrimental to the best interest of the Company, the Employee may exercise his Option after termination of his employment but only to the extent the Option was exercisable by him on the date of termination of his employment; (2) that if such Employee's employment terminates on account of total and permanent disability, the Employee may exercise his Option after termination of his employment but only to the extent the Option was exercisable on the date of his termination of employment; or (3) that if such Employee dies while in the employ of the Company, or following termination of his employment as described in (1) or (2) above, his Option may be exercised at any time within twelve months following his death by the person or persons to whom his rights under the Option shall pass by will or by the laws of descent and distribution, but only to the extent that such Option was exercisable by him on the date of his termination of employment. Each Option Agreement may provide for acceleration of exercisability in the event of retirement, death or disability. Notwithstanding anything to the contrary in this subsection, an Option may not be exercised by anyone after the expiration of its term.

        4.2 Other Provisions. The Option Agreements authorized under this Restated Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the Option and the consideration to be received by the Company as payment for the Common Stock, as the Committee shall deem advisable. (For example, the Committee could provide as to any Option for a vesting schedule whereunder the optionee would be able to exercise his Option as to (for example) one-third of his Option Shares after a period of (for example) one year from the date of grant of the Option, another one-third after two years, and so on.)

                                    ARTICLE V
                            STOCK APPRECIATION RIGHTS

        5.1 Grant of Stock Appreciation Rights. The Committee may, in its discretion, from time to time grant Stock Appreciation Rights to Employees who are granted Options under this Restated Plan. Such Stock Appreciation Rights shall relate to and be granted only in conjunction with specific Options and, if granted, shall be granted at the time of the grant of the related Option. Stock Appreciation Rights may be granted with respect to all or a specified portion of the shares covered by the related Option. It is contemplated that the Committee, in determining whether or not to grant Stock Appreciation Rights relating to an Option, will give consideration to the circumstances of the Employee and generally will grant Stock Appreciation Rights in connection with Options only in those instances where the failure to grant Stock Appreciation Rights might make exercise of an Option significantly burdensome to the Employee.

        5.2 Exercise. Stock Appreciation Rights shall entitle the holder of the related Option, upon exercise in whole or in part of the Stock Appreciation Rights, to receive payment in the amount and form determined pursuant to subsection 5.3(d). Stock Appreciation Rights may be exercised only at times and to the extent the related Option is then exercisable. The exercise of Stock Appreciation Rights shall result in a termination of the Stock Appreciation Rights with respect to the number of shares covered by the exercise and shall further result in a termination of the related Option with respect to the number of shares covered by the exercise.

        5.3 Terms and Conditions. The Committee may from time to time grant Stock Appreciation Rights under this Restated Plan to the Employees which grants shall be evidenced by SAR Agreements, which SAR Agreements shall be in such form and contain such provisions as the Committee shall from time to time approve consistent with this Restated Plan. The SAR Agreements need not be identical, but each SAR Agreement by appropriate language shall include the substance of all of the following additional terms and conditions:

               (a) No Stock Appreciation Right shall be exercisable before September 30, 1988.

               (b) Stock Appreciation Rights shall be exercisable at such time or times and to the extent, but only to the extent, that the Option to which they relate is then exercisable.

               (c) Stock Appreciation Rights shall not be exercisable during the first six months after their date of grant. Such rights shall not be transferable other than by will or by the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee.

               (d) Upon exercise of Stock Appreciation Rights, the optionee shall be entitled to receive therefor payment, in the sole discretion of the Committee, in the form of shares of Common Stock (rounded down to the next whole number so that no fractional shares are issued), cash or any combination thereof. The amount of such payment shall be equal in value to the difference between the Option exercise price per share of the related Option and the fair market value per share of the shares of Common Stock on the date the Stock Appreciation Right is exercised multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

               (e) No Stock Appreciation Right may be exercised on a date on which the fair market value (as determined above) of the Common Stock is less than or equal to the exercise price per share of the related Option.

               (f) Stock Appreciation Rights granted under this Restated Plan will expire or terminate no later than the expiration or termination date of the related Option.

               (g) Any exercise by an officer or director of the Company of a Stock Appreciation Right may be made only during the ten-day period beginning on the third business day following the release for publication of any quarterly or annual statement of sales and earnings by the Company and ending on the 12th business day following the date of such release, or such other period of time as may be provided under Rule 16b-3 of the Securities and Exchange Commission or successor rule or regulation. "Officer" for the purposes of this subsection shall mean only officers who are subject to the Act.

        5.4 Effect on Related Stock Option. The number of shares with respect to which Stock Appreciation Rights are exercised (rather than the number of shares issued by the Company upon such exercise) shall be deemed for the purpose of
Section 3.3 to have been issued under an Option granted pursuant to this Restated Plan and shall not thereafter be available for the granting of further Options under this Restated Plan.

                                   ARTICLE VI
                        RESTRICTED AND UNRESTRICTED STOCK

        6.1 Grants of Restricted Stock to Employees. The Committee from time to time may award Restricted Stock to any Employee eligible to receive Benefits under this Restated Plan. Each Employee who is awarded Restricted Stock shall enter into a Restricted Stock Agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the award and such other matters consistent with this Restated Plan as the Committee in its sole discretion shall determine. Such conditions may include, but shall not be limited to, the deferral of a percentage of the Employee's annual cash compensation, not including dividends paid on Restricted Stock, if any, to be applied toward the purchase of Restricted Stock upon such terms and conditions, including such discounts or forfeitures of compensation deferrals, as may be set forth in the Restricted Stock Agreement.

        Restricted Stock awarded to Employees may not be sold, transferred, pledged or otherwise encumbered during a Restriction Period commencing on the date of the award and ending at such later date or dates as the Committee may designate at the time of the award. The Employee shall have the entire beneficial ownership and most of the rights and privileges of a shareholder with respect to Restricted Stock awarded to him, including the right to receive dividends and the right to vote such Restricted Stock.

        If an Employee ceases to be employed by the Company prior to the expiration of the Restriction Period, he shall forfeit all of his Restricted Stock with respect to which the Restriction Period has not yet expired; provided, however, the Restricted Stock Agreements, at the discretion of the Committee and pursuant to such terms and conditions as it may impose, may provide: (1) that if such Employee's employment terminates for any reason other than conduct that in the judgment of the Committee involves dishonesty or action by the Employee that is detrimental to the best interests of the Company, the Restricted Stock shall not be forfeited; (2) that if such Employee's employment terminates on account of total and permanent disability, the Employee shall not forfeit his Restricted Stock; or (3) that if such Employee dies while employed by the Company, his Restricted Stock is not forfeited.

        Subject to Section 7.10 of this Restated Plan, each Employee who is awarded Restricted Stock may, but need not, be issued a stock certificate in respect of such shares of Restricted Stock. Each certificate registered in the name of an Employee, if any, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award as specifically set forth in the Restricted Stock Agreement.

        The Committee shall require that any stock certificate issued in the name of an Employee evidencing shares of Restricted Stock be held in the custody of the Company until the expiration of the Restriction Period applicable to such Restricted Stock and that, as a condition of such issuance of a certificate for Restricted Stock, the Employee shall have delivered a stock power, endorsed in blank, relating to the shares covered by such certificate. In no event shall the Restriction Period end prior to the payment by the Employee to the Company of the amount of any federal, state or local income or employment tax withholding that may be required with respect to the Restricted Stock.

        If any change is made in the Common Stock by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, split up, combination of shares, exchange of shares, change in corporate structure, or otherwise, any shares received by an Employee with respect to Restricted Stock shall be subject to the same restrictions applicable to such Restricted Stock and the certificates representing such shares shall be deposited with the Company.

        6.2 Issuance of Restricted Stock to Outside Directors. During the term of the Restated Plan, and subject to the availability of shares of Common Stock pursuant to Section 3.3 hereof, each member of the Board of Directors of Interstate/Johnson Lane, Inc. who is not an employee of the Company (an "Outside Director") shall receive shares of Restricted Stock under the Restated Plan in lieu of the annual cash retainer that would otherwise be payable to such Outside Director in consideration of his service as a director of Interstate/Johnson Lane, Inc. On the date on which any such retainer would have been payable, the director shall receive shares of Restricted Stock equal in number to the amount of such retainer divided by the closing price of the Common Stock on such date. Such shares of Restricted Stock shall not be sold, transferred, pledged, assigned or in any manner disposed of for or during the six month period following the date such shares of Restricted Stock are issued and any director who is issued shares of Restricted Stock shall not be entitled to delivery of stock certificates representing such shares until the expiration of such six month Restriction Period. Such shares of Restricted Stock shall also be subject to the terms and conditions generally applicable to Restricted Stock as outlined in Section 6.1 above, except that there shall be no forfeiture of shares in the event of termination of an Outside Director's service as a member of the Board. Each Outside Director who is issued Restricted Stock pursuant to this Section
6.2 shall enter into a Restricted Stock Agreement with the Company confirming the terms and conditions of such issuance as stated herein.

        6.3 Grants of Unrestricted Stock to Employees. The Committee from time to time may award Unrestricted Stock to any Employee eligible to receive Benefits under this Restated Plan. Each Employee who is awarded Unrestricted Stock shall enter into an Unrestricted Stock Agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the award and such other matters consistent with this Restated Plan as the Committee in its sole discretion shall determine. Such conditions may include, but shall not be limited to, the deferral of a percentage of the Employee's annual cash compensation, not including dividends paid on the Unrestricted Stock, if any, to be applied toward the purchase of Unrestricted Stock upon such terms and conditions, including such discounts or forfeitures of compensation deferrals, as may be set forth in the Unrestricted Stock Agreement.

        Upon the issuance of Unrestricted Stock to an Employee hereunder, the Employee shall have the entire beneficial ownership and all the rights and privileges of a shareholder with respect to the Unrestricted Stock awarded to him or her, including the right to receive dividends and the right to vote such Unrestricted Stock.

        Subject to Section 7.10 of this Restated Plan, each Employee who is awarded Unrestricted Stock may, but need not, be issued a stock certificate in respect of such shares of Unrestricted Stock.

                                  ARTICLE VII
                                 MISCELLANEOUS

        7.1 Withholding Taxes. An Employee granted an Option, Restricted Stock, Unrestricted Stock or Stock Appreciation Rights under this Restated Plan shall be conclusively deemed to have authorized the Company to withhold from the salary, commissions or other compensation of such Employee funds in amounts equal to the federal, state and local income, employment or other withholding taxes applicable to the income recognized by such Employee and attributable to the Options, Option Shares, Restricted Stock, Unrestricted Stock or Stock Appreciation Rights acquired pursuant to this Restated Plan at the time as may be required by law; provided, however, that in lieu of the withholding of federal, state and local taxes as herein provided, the Company may require that the Employee (or other person exercising such Option or Stock Appreciation Rights, or holding such Restricted Stock or Unrestricted Stock) pay the Company an amount equal to the federal, state and local withholding taxes on such income at the time such withholding is required or such other time as shall be satisfactory to the Company.

        7.2 Amendment, Modification, Suspension or Discontinuance of Restated Plan. The Board may from time to time alter, amend, suspend or discontinue this Restated Plan or revise it in any respect whatsoever for the purpose of maintaining or improving the effectiveness of this Restated Plan as an incentive device, or conforming this Restated Plan to applicable governmental regulations or to any change in applicable law or regulations, or for any other purpose permitted by law; provided, however that no such action by the Board shall adversely affect any Benefit theretofore granted under this Restated Plan without the consent of the holder so affected; and provided further that, to the extent necessary to comply with the rules and regulations of any stock exchange upon which the Common Stock is listed, the Board may not increase the number of shares of Common Stock authorized under Section 3.3 of this Restated Plan without the approval of the shareholders of Interstate/Johnson Lane, Inc. Anything herein to the contrary notwithstanding, the provisions of Section 6.2 hereof shall not, directly or indirectly, be amended more than once ever six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

        7.3 Governing Law. This Restated Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of North Carolina.

        7.4 Designation. This Restated Plan may be referred to in other documents and instruments as the "Interstate/Johnson Lane, Inc. Restated Stock Award Plan."

        7.5 Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Restated Plan or any Benefit granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties, provided that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

        7.6 Reservation of Shares. The Company during the term of this Restated Plan, shall at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority in order to issue such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of this Restated Plan. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary to the lawful issuance of any shares of its Common Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such stock as to which such requisite authority shall not have been obtained.

        7.7 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

        7.8 No Obligation to Exercise. The granting of an Option shall impose no obligation upon the optionee to exercise that Option.

        7.9 Approval of Shareholders. No Benefit shall be granted pursuant to this Restated Plan unless and until this Restated Plan has been approved, to the extent such approval is required by law or by any self-regulatory organization, by the shareholders of the Company.

        7.10 Uncertificated Shares. Each Employee who exercises an Option to acquire Common Stock or any person who is awarded Restricted Stock may, but need not, be issued a stock certificate in respect of the Common Stock so acquired. A "book entry" (i.e., a computerized or manual entry) shall be made in the records of the Company to evidence the issuance of shares of Common Stock where no physical certificate is issued. Such Company records, absent manifest error, shall be binding on all parties. In all instances where the date of issuance of shares may be deemed significant but no certificate is issued in accordance with this Section 7.10, the date of the book entry shall be the relevant date for such purposes.

                          INTERSTATE/JOHNSON LANE, INC.

                        1999 Declaration of Amendment to
                          Interstate/Johnson Lane, Inc.
                            Restated Stock Award Plan


        THIS DECLARATION OF AMENDMENT, made effective this 31st day of March, 1999, by INTERSTATE/JOHNSON LANE, INC., a Delaware corporation (the "Corporation"), to the Interstate/Johnson Lane, Inc. Restated Stock Award Plan (the "Plan").

                                R E C I T A L S:

        WHEREAS, the Plan provides for the grant of options, stock appreciation rights, restricted stock and unrestricted stock to selected employees and outside directors of Interstate/Johnson Lane, Inc. ("IJL") and its subsidiaries; and

        WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 27, 1998 by and between IJL and Wachovia Corporation ("Wachovia"), IJL will merge into Wachovia, with Wachovia as the surviving corporation; and

        WHEREAS, pursuant to Section 6.13(b) of the Merger Agreement, as of the effective time of the merger (the "Merger"), each outstanding option to purchase shares of IJL common stock under the Plan, whether vested or unvested, will be converted into an option to acquire shares of the common stock of Wachovia (the "Wachovia Common Stock"); and

        WHEREAS, Section 4.1(e) of the plan currently provides that, in the event of a merger in which IJL is not the surviving corporation, each outstanding option will terminate prior to the merger and, further, that each outstanding option will become exercisable in full prior to such termination; and

        WHEREAS, in accordance with the terms of the Merger Agreement, IJL desires to provide for the continuance of outstanding options in the form of replacement options for Wachovia Common Stock; and

        WHEREAS, pursuant to Section 7.2 of the Plan, the Board may alter, amend, suspend or discontinue the Plan, subject to the terms of the Plan; and

        NOW, THEREFORE, IT IS DECLARED, that, effective as of the date hereof, the Plan shall be amended as follows:

        1. The second sentence of the second paragraph of Section 4.1(e) of the Plan ("Recapitalization; Reorganization") shall be deleted and the following sentence shall be inserted in lieu thereof:

                      "In the event of a dissolution, liquidation or
               consolidation of the Company or a merger in which the Company is not the surviving corporation (other than a merger effected for the purpose of changing the Company's domicile), each outstanding Option shall become immediately exercisable in full, without regard to any installment provision contained in the respective optionee's Option Agreement."

        IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Interstate/Johnson Lane, Inc. as of the day and year first above written.


                                            INTERSTATE/JOHNSON LANE, INC.


                                            By:  /s/ James H. Morgan
                                            ------------------------------------
                                                Chief Executive Officer


ATTEST:


/s/ Jennie M. Raine
----------------------------
[Asst.] Secretary

[Corporate Seal]

                              WACHOVIA CORPORATION

                        1999 Declaration of Amendment to
                          Interstate/Johnson Lane, Inc.
                            Restated Stock Award Plan


        THIS DECLARATION OF AMENDMENT, made effective this 1st day of April, 1999, by WACHOVIA CORPORATION, a North Carolina corporation (the "Corporation"), to the Interstate/Johnson Lane, Inc. Restated Stock Award Plan (the "Plan").

                                R E C I T A L S:

        WHEREAS, the Plan provides for the grant of options, stock appreciation rights, restricted stock and unrestricted stock to selected employees and outside directors of Interstate/Johnson Lane, Inc. ("IJL") and its subsidiaries; and

        WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 27, 1998 by and between the Corporation and IJL, IJL will merge into the Corporation, with the Corporation as the surviving corporation; and

        WHEREAS, pursuant to Section 6.13(b) of the Merger Agreement, as of the effective time of the merger (the "Merger"), each outstanding option to purchase shares of IJL common stock under the Plan, whether vested or unvested, will be converted into an option to acquire shares of the common stock of the Corporation (the "Common Stock"); and

        WHEREAS, pursuant to Section 6.13(c) of the Merger Agreement, as of the effective time of the Merger, certain outstanding shares of restricted stock of IJL ("Restricted IJL Stock") and rights to acquire shares of Restricted IJL Stock or shares of IJL common stock will be converted into shares or rights to acquire shares of Common Stock of the Corporation; and

        WHEREAS, pursuant to Section 7.2 of the Plan, the Board may alter, amend, suspend or discontinue the Plan, subject to the terms of the Plan; and

        WHEREAS, subject to consummation of the Merger, the Corporation has determined that it would be in the best interests of the Corporation to reflect the Corporation's assumption of certain awards under the Plan and make certain amendments to the Plan in order to facilitate plan administration;

               NOW, THEREFORE, IT IS DECLARED, that, effective immediately following the effective time of the Merger, the Plan shall be amended as follows:

        1. References in the Plan to the "Company," including but in no way limited to the definition of the term contained in Section 1.3(g), shall hereafter be deemed to be references to Wachovia Corporation. Notwithstanding the foregoing, for purposes of determining eligibility to participate in the Plan (including but not limited to the provisions of Article III), the term "Company" shall refer to Interstate/Johnson Lane, Inc. or its subsidiary or successor corporations.

        2. All references to the term "Common Stock," including but not limited to the definition of such term contained in Section 1.3(f), shall hereafter be deemed to be references to the Common Stock of Wachovia Corporation.

        3. All references to the term "Committee," including but not limited to the definition of the term contained in Section 1.3(e), shall hereafter be deemed to be references to the Management Resources and Compensation Committee of the Board of Directors of Wachovia Corporation.

        4. The second sentence of Section 3.3 shall be deleted and the following sentence shall be inserted in lieu thereof:

                      "Such shares shall be authorized and unissued shares of
               Common Stock."

        5. The provisions of Section 6.2 ("Issuance of Restricted Stock to Outside Directors"), which permit outside directors of IJL to receive shares of restricted stock under the Plan in lieu of annual cash retainers, shall no longer apply.

        IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as of the day and year first above written.


                                            WACHOVIA CORPORATION


                                            By:      /s/ Leslie M. Baker, Jr.
                                                 -------------------------------
                                                 Chief Executive Officer

ATTEST:


/s/ William M. Watson, Jr.
------------------------------
Secretary

[Corporate Seal]


                                        2